Exhibit 10.2
Execution Copy
Transition Agreement
This is the Transition Agreement by and between ABM Industries Incorporated, a Delaware corporation having a principal place of business in San Francisco, California (“ABM”), and International Business Machines Corporation, a New York corporation having a principal place in Somers, New York (“Supplier”). It is entered into under the Master Professional Services Agreement by and between ABM and Supplier dated October 1, 2006 (“Agreement”), as such Agreement may have been amended, and provides for the performance by Supplier of certain Termination Assistance Services requested by ABM in accordance with Section 4.3 of that Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement and references to Exhibits or Schedules shall refer to the applicable Exhibits or Schedules in the Agreement.
WHEREAS, ABM and Supplier executed a binding Memorandum of Understanding on January 20, 2009, which provided for (i) the termination of certain Services provided by Supplier under the Agreement), (ii) the transition of the Terminated Services (as defined below) to ABM and/or its designee, and (iii) the resolution of certain other disputes arising under the Agreement, and which expressly contemplated the execution of this Transition Agreement.
WHEREAS, contemporaneous with the execution of the binding Memorandum of Understanding, ABM delivered to Supplier a notice terminating the Terminated Services (as defined below) for convenience effective as of January 20, 2009; and
WHEREAS, as contemplated by the binding Memorandum of Understanding, Supplier has provided and will continue to provide the Terminated Services in accordance with Section 4.3(b)(8) of the original Agreement to and until the transition of such Services to ABM or a successor provider or as agreed otherwise agreed herein; and
WHEREAS, as contemplated by the binding Memorandum of Understanding, ABM desires to procure from Supplier, and Supplier desires to provide to ABM and the Eligible Recipients, the Termination Assistance Services described in this Transition Agreement and Section 4.3 of the Agreement, on the terms and conditions specified herein and therein.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, ABM and Supplier (the “Parties” and each, a “Party”) hereby agree as follows:
1.	Terminated Services

The Parties acknowledge and agree that ABM terminated the following Functional Service Areas (and any Cross-Tower Services performed by Supplier in connection with or as part of such Functional Service Areas) (the “Terminated Services”) for convenience effective as of January 20, 2009:
•	Network Services, as further described in Schedule E.2;

•	VIP and Workstation Services, as further described in Schedule E.3:

•	Help Desk Services, as further described in Schedule E.4;

•	Application Management Services (“AMS”), as further described in Schedule E.5; and

•	Data Center and Server Services, as further described in Schedule E.1;
ABM/IBM Confidential
Transition Agreement

Execution Copy
The Parties further acknowledge and agree that the termination for convenience was effective immediately and that, notwithstanding Section 20.2 of the Agreement, ABM was not obligated to provide notice to Supplier a specific number of days or months prior to the effective date of such termination.

2.	Termination Charges

ABM shall pay the following Termination Charges in connection with the above-referenced termination for convenience:
•	Reimbursement of actual severance costs in accordance with Section 2(b) of Schedule N, provided that such costs shall be capped at $650,000 if ABM extends Comparable Offers of Employment to at least ten (10) of the Eligible Supplier Employees. Comparable Offer of Employment shall mean an employment offer: (i) that waives any precondition to such offer, including background checks, drug screening or testing and medical examinations, (ii) that is for regular, full-time employment that, at the time of his/her hiring, is expected to last at least six (6) months (provided that, if an Eligible Supplier Employee that has accepted a Comparable Offer of Employment is involuntarily terminated by ABM for reasons other than cause or performance during the first six (6) months of his/her employment, then ABM shall pay such employee the greater of either the IBM severance payment he/she would have been entitled to receive on the date of his/her ABM hiring or the ABM severance payment, taking into account past service credit), (iii) that is for employment in positions comparable to those held by such personnel at the time of the offer and (iv) with compensation and benefits in the aggregate at least equal to that paid or provided by IBM to such personnel as of the date of such offers.

•	Reimbursement of early termination costs, including early termination fees and/or wind-down costs, that Supplier is obligated to pay to AT&T in connection with the termination of the Network Services, provided that such fees shall not exceed $331,000 and that Supplier shall use all commercially reasonable efforts to cause AT&T to waive any such early termination fees; and

•	In addition to, and not as part of, the reimbursement obligation under the preceding bullet, reimbursement of Wind Down Costs under Section 2(a) of Schedule N for Third Party Software, Equipment and/or Third Party Contracts to the extent such Wind Down Costs exceed $75,000 (provided that such Wind Down Costs shall be calculated and paid at the end of the Termination Assistance Services period, and provided further that ABM and IBM shall work together and use commercially reasonable efforts to minimize any Wind Down Costs and to avoid incurring any new or additional expenses during the provision of the Terminated Services that will result in Wind Down Costs, including pre-paid, non-cancellable expenses (e.g., pre-paid maintenance contracts that are due for renewal while Terminated Services are still being provided)). For clarification purposes, IBM will be financially responsible for the first $75,000 of such Wind Down Costs and any such Wind Down Cost incurred by IBM in connection with the termination of the Network Services will not be counted toward such $75,000.
Notwithstanding Section 20.2 of the Agreement and Schedule N, but without prejudice to the Termination Charges and Wind Down Costs incorporated into the Amended Agreement (described in Section 10 of the binding memorandum of Understanding), ABM shall not be obligated to pay any other Termination Charges or Wind Down Costs in connection with the termination for convenience of the above-referenced Functional Service Areas under the Agreement.
ABM/IBM Confidential
Transition Agreement

Execution Copy
3.	Continued Provision of Terminated Services
(i)	To the extent ABM directs Supplier pursuant to Section 4.3(b)(8) of the Agreement to continue providing certain Terminated Services for a period of time following the termination date up to the relevant dates for each Functional Services Area as specified in Section 4 of this Transition Agreement, ABM shall pay the Charges specified in the Transition Agreement or the Charges specified in Schedule J that ABM would have been obligated to pay Supplier for such Services if they had not been terminated. Except for Section 9.7(a) of the Agreement which shall no longer apply for any Services, including Terminated Services provided on or after December 31, 2008, the current MSA terms and conditions in the Agreement shall apply to the Transition Agreement unless otherwise agreed by the Parties.

(ii)	To the extent ABM directs Supplier to continue providing a Terminated Service beyond the relevant date for such Functional Service Area specified in Section 4 of this Transition Agreement, Supplier shall continue to provide such Terminated Service for the additional period requested by ABM, subject to and in accordance with Section 4.3 of the Agreement, provided that: (A) such extension shall not exceed six (6) months (unless a longer period is agreed between the Parties); (B) for Application Management Services, Supplier shall continue to provide the requested Terminated Service for the applicable Charges specified in the existing Agreement; and (C) for the other Terminated Services, IBM shall thereafter charge ABM on a time and materials basis at the rates and charges specified in Section 4.3(b)(9) of the Agreement.

(iii)	It is understood and agreed that for Terminated Services provided pursuant to Section 3(i) above, Supplier shall comply with Section 4.3(a)(4) in performing such Terminated Services and that the quality and level of performance of such Terminated Services shall continue to meet or exceed the Service Levels and shall not be degraded or deficient in any respect, and, for Terminated Services provide pursuant to Section 3(ii) above, Supplier shall use commercially reasonable efforts to maintain this level of quality and performance. Notwithstanding the foregoing, it is also understood and agreed that Supplier shall not be subject to the imposition of Service Level Credits for any failure to meet the Service Levels applicable to such Terminated Services during either period.

(iv)	If ABM wishes to terminate a Terminated Service prior to the date for such Functional Service Area specified in Section 5 of this Transition Agreement (or the end of a requested extension period), ABM shall so notify IBM at least thirty (30) days prior to the effective date of such termination.

(v)	For clarification purposes, the Parties acknowledge and agree that certain Services described in Attachment B to the binding Memorandum of Understanding are currently being performed by the Supplier Application Management Services team, and that such Services will continue to be provided by Supplier as part of such Application Management Services as long as the Application Management Services continue to be performed by IBM (including any extensions of such Services pursuant to Section 3(ii)(B) above) even if the Data Center and Server Services are discontinued. For the avoidance of doubt, the Application Management Services team will not provide such Services as and to the extent ABM assumes responsibility for supported applications during the transition period.
ABM/IBM Confidential
Transition Agreement

Execution Copy
4.	Transition Schedule

It is understood and agreed that ABM wishes to move forward expeditiously with the transition of the Terminated Services and to complete the transition of each Functional Service Area by the dates specified below:

VIP and Workstation Services	2/15/09;
ITGC	2/15/09;
Help Desk Services	3/01/09;
Network Services	3/01/09;
Data Center and Server Services	3/01/09;
JDE Steady State	4/01/09; and
Legacy Application Support	8/01/09.
Supplier shall use all commercially reasonable efforts to support ABM’s efforts and to meet the above schedule. To this end, Supplier shall make Supplier Personnel, subject to Section 4.3 (b)(2)(i) of the Agreement, available to ABM for consideration for employment as soon as possible after the execution of the Memorandum of Understanding.

5.	Dispute Resolution

Notwithstanding Article 19 of the Agreement, any misunderstandings or disagreements regarding the quality or performance of the Terminated Services or the nature, extent or timing of the Termination Assistance Services to be provided by Supplier shall be immediately escalated to James Lusk (ABM CFO) and Mike Green (IBM General Manager) for resolution.

6.	Termination Assistance Services

In addition to the continued performance of certain Terminated Services as contemplated in the Section 3 of this Transition Agreement, Supplier shall provide a Transition Project Manager and shall perform certain Termination Assistance Services requested by ABM in connection with the transition of the Terminated Services to ABM or its designee. The Termination Assistance Services to be provided by Supplier and the associated responsibilities of ABM are described below. Changes to the scope of the Termination Assistance Services to be provided by Supplier shall be addressed through the change management processes described in the Agreement. The Parties acknowledge and agree that such changes may result in changes to the work schedule or associated charges.
A.	IBM Responsibilities

(i)	Perform Transition Management: The Supplier Transition Project Manager shall plan for, manage and direct the Termination Assistance Services to be performed by Supplier under this Transition Agreement and Section 4.3 of the Agreement. The Transition Project Manager’s responsibilities shall include:
•	Review this Transition Agreement and the responsibilities of both Supplier and ABM with the ABM Transition Manager.

•	Establish and maintain ongoing project communications with the ABM Transition Manager.

•	Create the initial project plan for performance of Supplier responsibilities under this Transition Agreement; provide a draft within five (5) business days of the start of Supplier activities for review with the ABM Transition Manager; provide the final version within ten (10) business days of the start of Supplier on-site activities.
ABM/IBM Confidential
Transition Agreement

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•	Establish documentation and procedural standards for project deliverables.

•	Engage Supplier resources as required by the project plan.

•	Coordinate and manage the technical activities of Supplier-provided project personnel.

•	Measure and evaluate progress against the project plan.

•	Prepare and submit weekly status reports to the ABM Transition Manager.

•	Participate in weekly status meetings chaired by the ABM Transition Manager, for project status reporting, issues and change management.

•	Work with the ABM Transition Manager to resolve deviations from the project plan, using the change management processes described in the Agreement.
Completion Criteria: This activity will be complete when (i) the Supplier tasks described in this section and all associated deliverables have been completed and accepted by the ABM Transition Manager according to their completion criteria and the final weekly status report has been delivered to the ABM Transition Manager, or (ii) this Transition Agreement (or the Termination Assistance Services described herein) has been terminated by ABM in accordance with the Agreement.
Deliverables
•	Initial Project Plan.

•	Weekly Status Reports to include:
▪	Billable hours expended in the current week;

▪	Forecasted billable hours for the coming week; and

▪	Total billable hours expended project to date.
(ii)	Perform Transition Support: Supplier will provide Supplier Personnel to perform Termination Assistance Services in accordance with the approved project plan and schedule.

Completion Criteria: This activity will be complete when (i) the Supplier tasks described in the approved project plan and all associated deliverables have been completed and accepted by the ABM Transition Manager according to their completion criteria, or (ii) this Transition Agreement (or the Termination Assistance Services described herein) has been terminated by ABM in accordance with the Agreement.

Supplier will notify ABM when, in Supplier’s view, the Completion Criteria for deliverable(s) identified in this Transition Agreement or the approved project plan have been met. ABM must provide notice to Supplier within ten (10) calendar days following receipt of such notice if ABM believes Supplier has not completed the deliverable requirements, together with reasonable detail as to the reasons for such belief. If Supplier does not receive notice within such period, then the deliverable(s) will be deemed to be complete and accepted by ABM.

(iii)	Assignment of Software Licenses and Equipment Leases. Supplier will assign/provide certain Supplier owned and licensed Software and will assign/provide certain owned and leased Equipment to ABM in accordance with Sections 4.3(b), 6.4(c) and 14.6 of the Agreement and Schedules A, F.2 and J.1 to the Amended and Restated Agreement.

B.	ABM Responsibilities
Supplier’s performance of the Termination Assistance Services is predicated upon the following responsibilities being fulfilled by ABM in accordance with the approved work plan and schedule:
ABM/IBM Confidential
Transition Agreement

Execution Copy
(i)	ABM Transition Manager: Prior to the start of Termination Assistance Services, ABM will designate an ABM Transition Manager for this project. The ABM Transition Manager will have authority to act on behalf of ABM in matters regarding the Termination Assistance Services to be provided by Supplier under this Transition Agreement. The ABM Transition Manager’s responsibilities include the following:
•	Provide interpretation of any ABM policies or procedures which may affect design or development of this project.

•	At the start, review the Transition Agreement and, with the Supplier Transition Project Manager, prepare and finalize the integrated project plan and schedule.

•	Act as the point of escalation when issues arise with scheduling or availability of the ABM resources and ABM managed resources on which tasks in Supplier Responsibilities are dependent. In particular:

~	Scheduling and availability of the appropriate ABM Subject Matter Experts (SMEs) to participate in scheduled working sessions, follow-up meetings, and walkthroughs.

•	With the Supplier Transition Project Manager, monitor project progress, and work to resolve deviations from the estimated schedule through necessary actions to rectify their causes

•	Attend the weekly ABM/Supplier projects review meeting for status reporting, issues management, and change management, and serve as overall manager for those processes, escalating within ABM’s organization as appropriate.

•	With the Supplier Transition Project Manager, administer the project change control procedure.

•	As needed, obtain and provide information, data, and access to ABM Subject Matter Experts (SMEs), decisions and approvals within five (5) business days of Supplier’s request unless Supplier and ABM agree in writing to a different response time

•	With the Supplier Transition Project Manager, review and approve the installation and build of the new SAN equipment.
C. Estimated Schedule
As of the Effective Date of this Transition Agreement, the Parties estimate that the period during which Supplier will perform the Termination Assistance Services described in this Transition Agreement will extend approximately six (6) months from the agreed upon start date. The project start date and duration will be further defined in the approved project plan and schedule
D. Payments and Payment Schedule
Termination Assistance Services shall be provided on a time and materials basis in accordance with Section 4.3(b)(9) of the Agreement. Supplier shall invoice ABM at the hourly rate of $137 for the Transition Project Manager support services provided under this Transition Agreement. Termination Assistance Services performed by other Supplier resources will be billed according to the Hourly Rate Schedule set forth in Attachment J.2 to the Agreement. ABM will be invoiced for actual hours worked in the month following the month in which the work was performed.
Supplier shall be entitled to reimbursement of actual and reasonable travel and living expenses associated with travel requested and approved in advance by the ABM Transition Manager on a case by case basis. To the extent Supplier is entitled to reimbursement for travel and living expenses, such expenses must be incurred and submitted in accordance with the then-current ABM Travel and Entertainment Policy.
ABM/IBM Confidential
Transition Agreement

Execution Copy
The Parties have engaged in detailed discussions regarding the nature and extent of the Termination Assistance Services to be provided by Supplier under this Transition Agreement and, based on such discussions, Supplier estimates that the Charges for such Termination Assistance Services will be $400,000, exclusive of any applicable Service Taxes. Supplier shall use commercially reasonable efforts to complete all such Termination Assistance Services without exceeding the $400,000 estimate and shall timely notify the ABM Transition Manager if any Termination Assistance Services requested by ABM will cause it to exceed that amount. Supplier shall be under no obligation to continue providing the Termination Assistance Services described in this Section if the $400,000 estimate is reached and ABM refuses to authorize payments beyond such estimate.

Changes to the scope of the Termination Assistance Services to be provided by Supplier and resulting changes in the estimated Charges shall be addressed through the change management processes described in the Agreement.

This Transition Agreement and Supplier’s estimates are based on the assumption that ABM will review and approve any deliverables within ten (10) calendar days. If this assumption changes or becomes invalid, the charges, project schedule and/or other terms and conditions may change. Any such changes will be addressed through the project change management processes described in the Agreement.

If this Transition Agreement (or any Termination Assistance Services described herein) is terminated for convenience by ABM, Supplier will invoice ABM on a time and materials basis at the rates specified above for work performed up to the effective date of such termination. ABM will not be obligated to pay any other Termination Charges or Wind Down Costs in connection with any such termination

7.	The Parties hereby acknowledge that this Transition Agreement has been the subject of active and complete negotiations, that each Party has been represented by counsel of their choosing, and that this Transition Agreement should not be construed in favor of or against any Party by reason of the extent to which such Party or its counsel participated in its preparation. Each Party also represents and warrants, and each of the persons whose signature appears below in turn represents and warrants, that he or she is duly authorized to execute this Transition Agreement on behalf of the Party indicated.

8.	This Transition Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

9.	THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS TRANSITION AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. FURTHER, THE PARTIES AGREE THAT THE COMPLETE AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES RELATING TO THE SERVICES DESCRIBED HEREIN CONSISTS OF 1) THIS TRANSITION AGREEMENT, 2) THE RELEVANT PROVISIONS OF THE MASTER PROFESSIONAL SERVICES AGREEMENT, 3) ANY CHANGE AUTHORIZATION(S), AND 4) ANY OTHER AGREEMENTS REFERENCED HEREIN. THIS TRANSITION AGREEMENT SUPERSEDES ALL PROPOSALS OR OTHER PRIOR AGREEMENTS (INCLUDING, IN PERTINENT PART, THE MEMORANDUM OF UNDERSTANDING), ORAL OR WRITTEN, AND ALL OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THIS SUBJECT.
ABM/IBM Confidential
Transition Agreement

Execution Copy
IN WITNESS WHEREOF, the Parties have caused this Transition Agreement to be executed by their respective duly authorized representatives as of February 24, 2009.

ABM Industries Incorporated		International Business Machines Corporation

By:	/s/ Doug Gilbert	By:	/s/ Michael Green

Name:	Doug Gilbert	Name:	Michael Green
Title:	Chief Information Officer	Title:	General Manager — GTS Global Business
ABM/IBM Confidential
Transition Agreement